Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Hyperliquid Strategies Inc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c), 457(f)(1)	64,425,930	(1)	15.90	$1,024,372,287	(3)	0.0001531	$156,831.40	(5)
	Equity	Common Stock	457(c), 457(f)(2)	93,322,402	(2)	0.000165	$15,398.20	(4)	0.0001531	$2.36	(5)
Carry Forward Securities
Carry Forward Securities	-	-	-	-			-					-	-	-	-
	Total Offering Amounts						$1,024,387,685.20			$156,833.76
	Total Fees Previously Paid									$156,833.76
	Total Fee Offsets									$0
	Net Fee Due									$0

(1)	Represents the maximum number of shares of common stock of Hyperliquid Strategies Inc (“Pubco Common Stock”) issuable to holders of common stock of Sonnet BioTherapeutics Holdings, Inc. (“Sonnet”), including holders of securities that may be exercised for or settled into shares of Sonnet’s common stock (collectively, “Sonnet Equity Holders”), upon the completion of the transactions described in this registration statement based on (i) 1,415,470 shares of Pubco Common Stock issuable to Sonnet’s current security holders, (ii) 2,982,006 shares of Pubco Common Stock issuable upon the exercise of outstanding warrants to purchase shares of Sonnet’s common stock, (iii) 48,757,597 shares of Sonnet’s common stock issuable to investors pursuant to certain subscription agreements, (iv) 2,182,240 shares of Pubco Common Stock issuable to Chardan Capital Markets, LLC as consideration to its service as an advisor to the proposed business combination, (v) 1,200,000 shares of Pubco Common Stock issuable to certain initial PIPE subscribers, and (vi) 7,888,617 shares of Pubco Common Stock issuable to Rorschach Advisors LLC.
(2)	Represents the maximum number of shares of Pubco Common Stock issuable to holders of membership interests of Rorschach I LLC (“Rorschach”), including holders of securities that may be exercised for or settled into Rorschach’s membership interests (collectively, “Rorschach Equity Holders”), upon the completion of the transactions described in this registration statement based on 93,322,405 shares of Pubco Common Stock issuable to investors pursuant to certain contribution agreements.
(3)	Estimated solely for purposes of calculating the amount of the registration fee and computed pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such amount equals the product of (x) $3.18, the average of the high and the low prices of shares of Sonnet’s common stock, as reported on the Nasdaq Capital Markets LLC on September 2, 2025, and (y) 64,425,930, the maximum number of shares of Pubco Common Stock issuable to Sonnet Equity Holders upon the completion of the transactions, as described in footnote 1 above.
(4)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act based upon an amount equal to one-third of the par value of the shares of common stock to be exchanged in the Business Combination as of immediately prior to the consummation of the Business Combination. Rorschach is a private company, no market exists for its securities and Rorschach has an accumulated capital deficit.
(5)	Calculated pursuant to Rule 457(f) of the Securities Act by multiplying the proposed maximum aggregate offering price by 0.0001531.